Exhibit 10.2

ROBERT DRUMMOND
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (as from time to time amended in accordance with the provisions hereof, this “Agreement”), is entered into as of the 25th of April, 2016, by and between Robert Drummond (the “Executive”), KEY ENERGY SERVICES, INC., a Maryland corporation with executive offices at 1301 McKinney Street, Suite 1800, Houston, Texas 77010 (the “Parent”) and KEY ENERGY SERVICES, LLC, a Texas limited liability company (the “Company”) (Executive, Parent, and the Company collectively referred to as the “Parties”). The Parties intend for this Agreement to be effective as of March 5, 2016 (the “Commencement Date”).
WHEREAS, the Executive, the Parent and the Company are parties to the Employment Agreement dated as of June 22, 2015 pursuant to which the Executive has been employed as the President and Chief Operating Officer of the Parent and President of the Company (the “Original Employment Agreement”);
WHEREAS, on August 24, 2015, the Board of Directors of the Parent (the “Board”) approved a succession plan (the “Succession Plan”) that anticipated the appointment of the Executive as President and Chief Executive Officer of the Parent and President of the Company following the retirement of the Parent’s then-current Chief Executive Officer (the “Outgoing CEO”);
WHEREAS, on February 17, 2016, the Outgoing CEO announced his retirement and the Board subsequently approved the promotion of the Executive to the positions of President and Chief Executive Officer of the Parent and President of the Company effective as of March 1, 2016;
WHEREAS, on February 29, 2016 the Board, with the concurrence of the Executive and the Outgoing CEO delayed the effective date of the promotion of the Executive to the earlier of April 1, 2016 or the first business day immediately following the day the Company files its Annual Report on Form 10-K for the fiscal year ending December 31, 2015;
WHEREAS, the Company filed its Annual Report on Form 10-K for the fiscal year ending December 31, 2015 on March 4, 2016 (the “Filing Date”);
WHEREAS, the first day immediately following the Filing Date was March 5, 2016;
WHEREAS, the Parent desires to employ the Executive as President and Chief Executive Officer of the Parent and the Company desires to employ the Executive as President of the Company;
WHEREAS, the Parties desire to amend and restate the Original Employment Agreement effective as of the Commencement Date in order to provide for the Executive’s promotion;
WHEREAS, the Parent, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive's employment by the Company;
WHEREAS, the Executive agrees that he will not use his former employers' confidential information to in any way benefit the Parent or the Company at any time during his employment with the Company, or any time thereafter;
WHEREAS, the Executive acknowledges that the Parent and the Company will provide him with trade secret, proprietary, and confidential information of the Company, the Parent, and all subsidiaries and affiliates thereof (collectively, the “Key Companies”); and the Executive acknowledges that the Parent and the Company will provide him access to, and the opportunity to develop, business relationships with the customers, clients, vendors and partners of the Key Companies, with whom the Key Companies have developed goodwill and to which the Executive would not otherwise have access; and
WHEREAS, the Executive acknowledges that the Company employs the Executive in the top position at the Company; the Executive provides executive level services to the Key Companies; and that, based upon the nature of the Executive's position with the Company, the Executive has access to the most sensitive trade secrets, proprietary, and confidential information of the Key Companies, and is intimately involved with the Key Companies' existing product and service lines, any business plans for the expansion thereof, as well as any business plans for the development of new product and service lines for the Key Companies.

Now, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained, the Parties agree as follows:

1.	Employment; Term.

(a)As of the Commencement Date, the Company hereby employs the Executive under the terms of this Agreement, and the Executive hereby accepts employment and promotion by the Company and Parent under the terms of this Agreement, as the Company's President, and the Parent's President and Chief Executive Officer Officer. The Executive shall have the responsibilities, duties and authority commensurate with his positions as the Chief Executive Officer and President, including without limitation, general supervision of, responsibility for and control over, the management and operation of the Company, the Parent and its Subsidiaries, subject, however, to the supervision of the Parent’s Board of Directors (the “Board”) insofar as such supervision is required by the Maryland General Corporation Law, and the Company’s Articles of Incorporation and By-Laws.. The Executive will report only to the Board.

(b)The Executive shall hold such position with the Company and Parent hereunder until the close of business on March 5, 2018, unless the Executive's employment or this Agreement or both is sooner terminated in accordance with Section 5, and at the close of business on each anniversary of such date, commencing with March 5, 2018, the term of the Executive’s employment hereunder shall be automatically extended for twelve (12) months (unless sooner terminated in accordance with Section 5 hereof) unless either the Executive or the Company shall have given written notice (in each case a “Non-Renewal Notice”) to the other that such automatic extension shall not occur, which Non-Renewal Notice shall have been given no later than ninety (90) days next preceding the relevant Anniversary Date. The Executive's entire period of employment under this Agreement, until the termination of the Executive's employment or the termination of this Agreement, or both, is referred to as the “Employment Term.” The Board may, in its sole discretion, renew the Executive's Employment Term for subsequent terms.

(c)The Executive will devote his full time and best efforts to the business and affairs of the Key Companies; provided, however, that subject to Sections 7 and 8 of this Agreement, nothing contained in this Section 1 shall be deemed to prevent or limit the Executive's right to: (i) make investments in the securities of any publicly-owned corporation; (ii) make any other investments with respect to which he is not obligated or required to, and to which he does not in fact, devote managerial efforts that interfere with his fulfillment of his duties hereunder; or (iii) serve on boards of directors and serve in such other positions with non-profit and for-profit organizations as to which the Board may from time to time consent, which consent shall not be unreasonably withheld or delayed.

(d)The principal location at which the Executive will substantially perform his duties will be the Company's Houston, Texas offices, or as otherwise agreed between the Executive and the Board.

2.Salary; Bonuses; Expenses.

(a)During the Employment Term, the Company will pay base compensation to the Executive at the annual rate of SEVEN HUNDRED FIFTY THOUSAND AND NO/100 ($750,000.00) per year (the “Base Salary”), subject to a 10% temporary reduction, payable in substantially equal installments in accordance with the Company's existing payroll practices, but no less frequently than monthly. The Company will review the Base Salary on a yearly basis following the end of each fiscal year of the Company to determine if an increase is advisable, and the Base Salary may be increased (but not decreased) at the discretion of the Compensation Committee of the Board (the “Compensation Committee”'), taking into account, among other factors, the Executive's performance and the performance of the Key Companies.

(b)The Executive will be entitled to receive a bonus equal to ONE MILLION AND NO/100 ($1,000,000.00), subject to applicable deductions and withholdings, provided that he has been continuously employed from June 22, 2015 until June 22, 2016. Such payment shall be made in a lump sum cash payment within thirty (30) days following the one year anniversary of the Commencement Date. In the event that the Executive is terminated by the Company without Cause (as defined in Section 5(a)), he resigns for Good Reason (as defined in Section 5(c)), or he incurs a separation from service due to his death or Disability (as defined in Section 5(b)) (each a “Qualifying Termination”) prior to the one year anniversary of the Commencement Date, the bonus will instead be paid to the Executive (or his estate, as applicable) within the thirty (30) day period immediately following the Executive’s Qualifying Termination.

(c)The Executive shall be eligible to participate in all of the Company's performance cash compensation plans (collectively, the “Performance Cash Compensation Plans”) for the Company's executives providing for the payment of cash bonuses or other cash incentives payable upon the achievement of goals set forth by the Compensation Committee in the Company's strategic plan as developed by the Compensation Committee, payable in accordance with the provisions thereof. The performance goals for the Performance Cash Compensation Plans will be based on objective criteria specified in good faith in advance by the

Compensation Committee after consultation the Executive. The Executive shall also receive such bonuses other than pursuant to the Performance Cash Compensation Plans in such amounts and at such times as the Compensation Committee, in its sole discretion determines are appropriate to recognize extraordinary performance by the Executive. The Executive's target bonus for each fiscal year will be a percentage of Base Salary as determined by the Compensation Committee.

(d)The Company shall reimburse the Executive for reasonable travel, lodging, meal, entertainment and other expenses incurred by him in connection with performing his services under this Agreement in accordance with the Company's reimbursement policies from time to time in effect.

3.Equity-Based Incentives.

The Executive shall be eligible to participate in awards of stock options, restricted stock, stock appreciation rights, deferred stock and other equity-based incentives (collectively, “EquityBased Incentives”), at the discretion of the Board or the Compensation Committee.

4.	Benefit Plans; Vacations.

During the Employment Term, the Executive shall be entitled to the following benefits:
(a)At the Company's expense, such fringe benefits as the Company may provide from time to time for its senior management, but in any case, at least the benefits described on Exhibit A to this Agreement.

(b)The number of vacation days in each fiscal year as determined in accordance with the Company's vacation policy as in effect from time to time, but not less than twenty (20) business days in any fiscal year (prorated in any fiscal year during the Employment Term whereby the Executive is employed for less than the entire year in accordance with the number of days in such fiscal year in which he is so employed) and subject to the Company's policies on carryovers. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior management.

(c)To the extent he is eligible, to participate in all group insurance programs or other fringe benefit plans which the Company may from time to time in its sole and absolute discretion make available generally to its personnel, or for personnel similarly situated, but the Company shall not be required to establish or maintain any such program or plan except as may be otherwise expressly provided herein.

5.Termination, Change in Control and Reassignment of Duties.

(a)Termination by the Company. The Company shall have the right to terminate the Executive's employment for Cause (as defined below) at any time. Except as otherwise provided in Section 5(b) of this Agreement, the Company shall also have the right to terminate the Executive's employment for any reason other than for Cause. In the event the Company terminates the Executive's employment other than for Cause, Disability or death, it must provide the Executive with at least ninety (90) days' prior written notice. During the ninety (90) day notice period, the Company may reassign the Executive's duties to another person or other persons. Such reassignment shall not reduce the Company's obligations under the Agreement to make salary, bonus and other payments to the Executive and to provide other benefits to him during the remainder of his employment and, if applicable, following the termination of employment. Notwithstanding a notice of termination that does not, when made, specify Cause, the Company may, during the ninety (90) day notice period (the “Cause Review Period”), convert the termination to a Cause termination, subject to the procedural safeguards specified in the next paragraph.

As used in this Agreement, the term “Cause” shall mean: (i) the failure by the Executive to substantially perform his duties hereunder or the Executive recklessly disregarding his obligation to substantially perform his duties hereunder (other than (A) any such failure resulting from the Executive's Disability (as defined below), (B) any such actual or anticipated failure after the issuance of a notice of termination by the Executive for Good Reason (as defined below), or (C) after a notice of termination by the Company without Cause or a Non-Renewal Notice is given by either the Executive or the Company)), after a written demand is delivered by the Company to the Executive that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; or (ii) the willful engaging or the engaging with reckless disregard for the consequences by the Executive in misconduct that is, or is reasonably likely to be, materially injurious to the Key Companies, monetarily or otherwise, including, but not limited to the misappropriation of funds, fraud, or theft; a material violation of the Company’s policies or procedures; wrongful disclosure of Confidential Information; failing to disclose the existence of any non-compete or non-solicitation agreements that would, in any manner, restrict the Executive’s employment; or (iii) the Executive's conviction or plea of guilty or no contest to a felony, or, with respect to his employment, to any misdemeanor involving moral turpitude; or (iv) material violation of the Insider Trading Policy and Supplemental Insider Trading Policy, the U.S. Foreign Corrupt Practices Act, or the

Code of Business Conduct, as same may be amended from time to time. Notwithstanding the foregoing, the Executive's employment shall not be deemed to have been terminated for Cause unless (x) notice shall have been given to him setting forth in detail the reasons for the Company's intention to terminate for Cause, and if such termination is pursuant to clause (i) or (ii) above and any damage to the Key Companies is curable, only if the Executive has been provided a period of ten (10) business days from receipt of such notice to cease the actions or inactions and otherwise cure such damage, and he has not done so (provided that only one such period needs to be provided in any period of three (3) consecutive months); (y) an opportunity shall have been provided for the Executive to be heard before the Board; and (z) if such termination is pursuant to clause (i) or (ii) above, delivery shall have been made to the Executive of a notice of termination from the Board finding that in the good faith opinion of a majority of the Board (excluding the Executive, if applicable) he has engaged in the conduct set forth in clauses (i) or (ii) above. For purposes of this paragraph, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done or intended to be done in bad faith.
(b)Termination upon Disability and Temporary Reassignment of Duties Due to Disability; Termination upon Death.

(i)If the Executive is unable to perform the essential functions of his position with or without reasonable accommodation, if any, by the Company for an aggregate of ninety (90) days (whether or not consecutive) during any period of twelve (12) consecutive months (“Disability”), then the Company may terminate the Executive's employment within sixty (60) days after the expiration of such ninety (90) day period (whether or not consisting of consecutive days). Such termination shall be effective ten (10) days after written notice to the Executive. In the event the Company shall give a notice of termination under this Section 5(b)(i), then the Company may reassign the Executive's duties to another person or other persons. Such reassignment shall not reduce the Company's obligations under this Agreement to make salary, bonus and other payments to the Executive and to provide other benefits to him, during the remainder of employment and, if applicable, following the termination of employment.

(ii)During any period that the Executive is unable to perform the essential functions of his position with or without reasonable accommodation, if any, by the Company, as determined by a physician chosen by the Company and reasonably acceptable to the Executive (or his legal representative), the Company may reassign the Executive's duties to another person or other persons, provided that if the Executive shall again be able to perform his duties prior to the Company's termination of the Executive's employment, all such duties shall again be the Executive's duties. The cost of any examination by such physician shall be borne by the Company. Notwithstanding the foregoing, if the Executive suffers from a Disability, then a determination by a physician will not be required prior to any such reassignment. Any such reassignment shall not be a termination of employment and in no event shall such reassignment reduce the Company's obligation to make salary, bonus and other payments to the Executive and to provide other benefits to him under this Agreement during the remainder of his employment or, if applicable, following a termination of employment.

(iii)The Executive's employment shall automatically terminate immediately upon the death of the Executive.

(c)Termination by the Executive. The Executive may terminate his employment by giving written notice to the Company as follows: (i) at any time for any reason other than Good Reason by notice of at least ninety (90) days; (ii) at any time for Good Reason other than in connection with a “Change in Control” of the Parent (as defined in Exhibit B to this Agreement); or (iii) for Good Reason in connection with a Change in Control of the Parent only on or after the sixtieth (60th) day following the closing of the transaction or event constituting a Change in Control. In the event the Executive terminates his employment or provides the Company with notice of intent to terminate his employment, the Company may reassign the Executive's duties hereunder to another person or other persons at any time.

As used herein, “Good Reason” shall mean the existence of any one or more of only the following circumstances or conditions:
(i)A reduction in the Executive's Base Salary (except the salary reduction of ten percent (10%) for an indefinite amount of time, to which the Executive agreed with the Company upon hire), or a material diminution of Executive’s authority, duties or responsibilities;

(ii)A material diminution in the authority, duties or responsibilities of a supervisor to whom the Executive reports (including a requirement that the Executive report to another individual rather than the Board);

(iii)A material diminution in the budget over which the Executive retains authority;
(iv)A material change in the principal location at which the Executive must perform the services required by this Agreement. For purposes of this section, a material change in the principal location at which the Executive must perform services required by this Agreement is a change of fifty (50) miles or more; or

(v)Any other action or inaction by the Company that constitutes a material breach of this Agreement.
Notwithstanding the foregoing, the existence of any of the circumstances or conditions enumerated above in Sections 5(c)(i)-(v), shall not constitute Good Reason unless (A) the Executive provided written notice to the Company of the existence of any such circumstance or condition within ninety (90) days of the initial existence of such circumstance or condition, and (B) the circumstance or condition continued to exist after the last day of the Cure Period and (C) the Executive terminates his employment no later than sixty (60) days, or in the event of a Change in Control, no later than ninety (90) days, after the expiration of the Cure Period. For purposes of this Section 5(c), the term “Cure Period” means the period of thirty (30) consecutive days beginning on the date written notice was given by the Executive of the existence of the circumstance or condition alleged to be Good Reason.
(d)Severance Compensation.

(i)Termination of Employment by the Executive for Good Reason; Termination of Employment by the Company other than for Cause, Disability or Death. In the event the Executive's employment is terminated (A) by the Executive for Good Reason other than in connection with a Change in Control; or (B) by the Company other than for Cause, Disability or death (but including by the Company by giving Executive a Non-Renewal Notice pursuant to Section 1(b) hereof), the Executive shall be entitled, in addition to the other compensation and benefits provided for in this Agreement, to severance compensation in an aggregate amount equal to two (2) times his Base Salary at the rate in effect on the termination date (but no less than the annual Base Salary specified in Section 2(a)), payable in twenty-four (24) substantially equal monthly installments, subject to, and commencing on the date specified in Section 5(i) below.

(ii)Termination following Disability.    In the event the Executive's employment is terminated by the Company as a result of Disability in accordance with Section 5(b) of this Agreement, then the Executive shall be entitled, in addition to the other compensation and benefits provided for in this Agreement, to severance compensation in an aggregate amount equal to one (1) times his Base Salary at the rate in effect on the termination date, payable in twelve (12) substantially equal monthly installments, reduced by the amount of any disability insurance proceeds actually paid to the Executive or for his benefit from the Company's disability plans and programs during such time period, subject to and commencing on the date specified in Section 5(i) below.

(iii)Termination for Death. In the event of the Executive's death during the Employment Term, the Executive's estate shall not be entitled to any severance compensation.

(iv)Termination following a Change in Control. If, during the one (1) year period immediately following a Change in Control as defined in Exhibit B, the Executive's employment is terminated (A) by the Executive for Good Reason or (B) by the Company other than for Cause or death (but including by the Company by giving Executive a Non-Renewal Notice pursuant to Section 1(b) hereof), the Executive shall be entitled, in addition to the other compensation and benefits provided for in this Agreement, to severance compensation in an aggregate amount equal to the sum of (x) three (3) times his Base Salary at the rate in effect on the termination date (but no less than the annual Base Salary specified in Section 2(a)), plus (y) three (3) times the Executive's annual target cash bonus as provided in Section 2(c) above, payable as a single lump sum on the date specified in Section 5(i) below. In the event that the Executive's employment is terminated by the Company for Disability during the one (1) year period immediately following a Change in Control, such lump sum shall be reduced by a good faith estimate of the aggregate amount of any disability insurance proceeds that will be paid to the Executive or for his benefit from the Company's disability plans during the three year period following his termination date. For purposes of this Section 5(d)(iv) only, a determination of “Change in Control” shall be made with reference to the Parent and must satisfy the requirements to be a “change in control event” as defined in Treas. Reg. § 1.409A-3(i)(5).

(v)Termination by the Executive other than for Good Reason or by the Company for Cause. In the event the Executive terminates his employment during the Employment Term for any reason other than Good Reason or in the event the Company terminates the Executive's employment during the Employment Term for Cause, the Executive shall not be entitled to any severance under Section 5(d) or otherwise or any continued benefits under Section 5(f) (other than as required by statute). Under the foregoing situations, the treatment of Equity-Based Incentives shall be as specified in Section 5(e)(ii), and the Executive shall receive the accrued compensation described in Section 5(g), except that which is provided for in Section 5(g)(iii).

(vi)For purposes of this Agreement, the Executive's employment will not be considered to have terminated unless, as a result of a termination, the Executive has had a “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) (“Separation From Service”) with the “Key Energy Controlled Group.” The term “Key Energy Controlled Group” means the group of corporations and trades or businesses (whether or not incorporated) composed of the Company and every entity or other person which together with the Company constitutes a single “service recipient” (as that term is defined in Treas. Reg. § 1.409A-l(g)) as the result of the application of Treas. Reg.§ 1.409A-1 (h)(3).

(e)Effect of Termination or Change in Control upon Equity-Based Incentives.

(i)In the event the Executive's employment is terminated by the Company during the Employment Term for any reason (including a termination by giving a Non-Renewal Notice) other than for Cause or Disability or in the event the Executive terminates his employment during the Employment Term for Good Reason, then any Equity-Based Incentives held by the Executive which have not vested prior to the effective date of such termination shall immediately vest and shall remain exercisable until the earlier to occur of (A) the first anniversary of the effective date of such termination and (B) the final stated expiration date of the Equity-Based Incentive. In addition, in the event of such a termination, any Equity-Based Incentives held by the Executive which have vested prior to the effective date of such termination shall remain exercisable until the earlier to occur of (A) the first anniversary of the effective date of such termination and (B) the final stated expiration date of the Equity Based Incentive.

(ii)In the event the Executive's employment is terminated by the Company during the Employment Term for Cause or is terminated by the Executive during the Employment Term other than for Good Reason, then effective upon the date such termination is effective, any Equity-Based Incentives which have not vested prior to the effective date of such termination shall be forfeited. Any Equity-Based Incentives held by the Executive entitling the Executive to retain or purchase securities of the Company which have vested prior to the effective date of such termination shall remain subject to the terms and provisions of the plan and/or the agreement under which they were awarded.

(iii)In the event of the Executive's death during the Employment Term or in the event that the Executive's employment should terminate during the Employment Term as a result of Disability, then any Equity-Based Incentives held by the Executive which have not vested prior to the effective date of such termination shall immediately vest and shall also remain exercisable until the earlier to occur of (A) the first anniversary of the death of the Executive or the effective date of such termination and (B) the final stated expiration date of the Equity-Based Incentives. In addition, in the event of such death or such a termination as a result of Disability, any Equity-Based Incentives held by the Executive which have vested prior to the effective date of such death or termination shall remain exercisable until the earlier to occur of (A) the first anniversary of the effective date of such death or termination and (B) the final stated expiration date of the Equity-Based Incentives.

(iv)In the event of a conflict between the preceding terms and provisions of this Section 5(e) and any other terms and provisions governing any Equity-Based Incentives held (now or in the future) by the Executive (including without limitation the terms and provisions contained in the agreements and/or plans pursuant to which such Equity-Based Incentives were (or will in the future be) granted), the preceding terms and provisions of this Section 5(e) shall control; provided, however, that, if an Equity-Based Incentive does not by its terms require any exercise, no requirement of exercise shall be implied from the preceding terms and provisions of this Section 5(e).

(v)Anything to the contrary in this Agreement notwithstanding, the final stated expiration date of an Equity-Based Incentive shall not be extended beyond the tenth (10th) anniversary of the date on which such Equity-Based Incentive was granted.

(f)Continuation of Benefits.

(i)Subject to Sections 5(f)(ii) and 5(i) hereof, in the event that the Executive's employment is terminated during the Employment Term by the Executive for Good Reason or by the Company for Disability or any reason (including by the Company giving a Non-Renewal Notice) other than for Cause and not as a result of the death of the Executive, the Executive shall continue to be entitled to receive post-employment group health, dental, vision and executive health reimbursement benefits under the Company's welfare benefit plans (the “Welfare Plans”) for a period of time commencing on the date of his termination and ending on the first to occur of (x) the second anniversary of his termination date or (y) the date on which the Executive commences full-time employment with another employer (the “Coverage Period”), provided, that in order to receive such continued coverage, the Executive shall be required to timely elect COBRA coverage under the Welfare Plans and pay the full applicable monthly COBRA premium (the “COBRA Premium”), as described below, during the Coverage Period. The COBRA continuation period shall run simultaneously during the Coverage Period. During the Coverage Period, the Company shall withhold from the Executive's severance pay each month the applicable monthly COBRA Premium for the Welfare Plans (based on the Executive's coverage level on his termination date). The Company shall reimburse the Executive for this payment by providing an additional severance benefit in an amount equal to the applicable monthly COBRA premium for the Welfare Plans (determined based on the Executive's coverage level on his termination date) for the period commencing on the Executive's termination date and ending on the last day of the Coverage Period, grossed up by the Executive's taxes paid on this COBRA Premium. For purposes of this

Section 5(f)(i) only, the COBRA premium for the Company's group health, dental and vision plans will be determined based on the COBRA rates at the time of the Executive's termination and the COBRA premium for the Company's executive health reimbursement benefits shall be based on the premium amount the Executive was paying at the time of Executive's termination.

(ii)In the event the Executive's employment hereunder is terminated by the Company within one (1) year of a Change in Control (other than a termination because of the Executive's death) or is terminated by the Company other than for Cause (including by the Company giving a Non-Renewal Notice) in anticipation of a Change in Control, the Company shall pay to the Executive, in lieu of providing the benefits contemplated by Section 5(f)(i) above, an amount in cash equal to the aggregate reasonable expenses that the Company would incur if it were to provide such benefits for a period of time following the termination date ending on the second anniversary of the termination date, grossed up by the amount of taxes paid on this amount. For purposes of this Section 5(f)(ii) only, the COBRA premium for the Company's group health, dental and vision plans will be determined based on the COBRA rates at the time of the Executive's termination and the COBRA premium for the Company's executive health reimbursement benefits will be calculated as an amount equal to the average monthly reimbursement received by the participants during the preceding twenty-four (24) month period.

(iii)In the event the Executive's employment is terminated during the Employment Term by reason of death, the Executive's spouse and his dependents shall be entitled to receive continued group health, dental and vision coverage under the Company's Welfare Plans. If the Executive's spouse and his dependents enroll in such coverage, the Company shall pay all required COBRA premiums on an after-tax basis for this continuation coverage (determined based on the Executive's coverage level on his termination date) for the period commencing on the date of the Executive's death and ending on the earlier of (x) the second anniversary of his death, or (y) the date on which the Executive's spouse and his dependents receive replacement coverage which would terminate their COBRA continuation rights.

(g)Accrued Compensation. In the event of any termination of the Executive's employment for any reason during the Employment Term, the Executive (or his estate) shall be paid: (i) any unpaid portion of his Base Salary through the effective termination date; (ii) any accrued but unused vacation (payable in an amount equal to the Base Salary divided by 255 and multiplied by the number of accrued but unused vacation days); (iii) any prior fiscal year bonus earned, but not paid (unless the Executive resigns without Good Reason or is terminated for Cause); (iv) any amounts for expense reimbursement and similar items which have been properly incurred in accordance with the provisions hereof prior to termination and have not yet been paid, including, without limitation, any sums due under Section 2(d); and (v) any Gross-Up Payment which may become due under the terms of Section 6 hereof. Except as provided in Section 5(i), such amounts shall be paid within ten (10) days of the termination date, except that the amount provided in clause (iii) above shall be paid at the same time as bonuses are generally paid to other executives covered by the Performance Cash Compensation Plans.

(h)Director/Officer Resignations. If the Executive's employment shall be terminated by him or by the Company during the Employment Term in accordance with the terms set forth in this Agreement, then upon the date such termination is effective, he will be deemed to have resigned from all positions as an officer and director of the Key Companies, except as the Parties may otherwise agree.

(i)Release and Timing of Payments. The Executive agrees that except in the case of a termination resulting from the Executive's death, all payments under Sections 5(d), (e), (f), and (g)(iii) and Section 6 are conditioned on the Executive's prior execution and non-revocation of a full release of the Key Companies and their officers, directors, employees, and affiliates for all claims relating to his agreements, employment, compensation, and termination and such other matters as the Company reasonably requests on termination, other than any continuing obligations of the Company described in this Agreement, which shall be documented on a form substantially similar to that which is attached as Exhibit C (“Release”). The Release shall be executed by the Executive no earlier than the day after termination of the Executive’s employment and no later than the time period prescribed by law or as provided for in the Release (the “Release Deadline”). If the Executive does not properly execute the Release by the Release Deadline, or effectively revokes the executed Release within seven (7) days after delivering the executed Release to the Company, the Executive will receive only such compensation and benefits as are required by applicable law. Any Release previously executed under this Section 5(i) will be null and void if the Company reaches a determination of Cause within the Cause Review Period.

The Company shall not commence the payment of any amounts described in Sections 5(d), (e), (f), and (g)(iii) and Section 6 (if made following termination of employment) until ten (10) days after the Release is executed, provided that the Executive has not revoked the executed Release. At that time, and subject to the following sentence, the Company shall (A) commence payment of any installment payments payable under Sections 5(d)(i) or (ii) on the first day of the calendar month following the Executive’s termination date (provided that with respect to any installment that would have been paid prior to the tenth (10th) day after the Release is signed, such payment shall be made to the Executive at the same time as the first payroll following the end of such ten (10) day period), (B) make payment of any lump sum payment due under Sections 5(d)(iv), 5(f)(ii),

5(g)(iii) within five (5) business days after the Release becomes irrevocable, (C) provide the benefits described in Sections 5(e) and 5(f)(i) within five (5) business days after the Release becomes irrevocable, and (D) provide the benefits under Section 6 on the dates designated therein. If any amount payable under this Agreement (or any other agreement between the Executive and the Company) is classified as “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any other provision of this Agreement (or any other agreement) to the contrary notwithstanding, (i) any such amount shall be paid or commenced to be paid on the sixtieth (60th) day after the date of the Executive’s separation from service, and (ii) with respect to amounts payable in installments during the sixty (60) day period following the Executive’s separation from service, such payments shall be made to the Executive at the same time as the first payroll following the end of such sixty (60) day period.

6.	Certain Tax Consequences.

(a)Tax Consequences Under Code Section 409A.

(i)In the event that any amount arising from this Agreement is includable in the Executive's gross income for a taxable year of the Executive under Code Section 409A as the result of the terms of this Agreement and/or the administration of those terms (the “Included Amount”), and a twenty percent (20%) additional tax is owed under Code Section 409A, then the Company shall pay to the Executive an amount equal to the twenty percent (20%) additional tax imposed under Code Section 409A on the Included Amount, together with any underpayment penalties and interest (the “Additional Tax”) resulting from the inclusion of the additional amount. The Company also will pay the Executive an additional amount necessary to “gross up” the Executive for additional income taxes on the Additional Tax payment.

(ii)The payments required by this Section 6(a) will be made on the earlier of (A) the thirtieth (30th) day following the date on which it is finally determined by a court or administrative agency that the Included Amount was includible in the Executive's income as the result of the application of Code Section 409A(a)(l)(B) to the Included Amount; or (B) the last day of the Executive's taxable year next following the taxable year in which the Executive remitted the taxes due as the result of the application of Code Section 409A(a)(l)(B) to the Included Amount.

(iii)It shall be a condition precedent to the Company's obligations under this Section 6(a) that the Executive (A) has given the Company written notice of any determination by the Executive, or any claim by any taxing authority, that he owes Additional Tax as the result of the inclusion of the Included Amount; (B) that such notice was given as soon as practicable but no later than ten (10) business days after the Executive makes such determination or is informed of such claim; and (C) that such notice shall, to the extent the Executive has or may reasonably obtain such information, apprise the Company of the amount of such Additional Tax and the date on which it is required to be paid. If the Company gives the Executive written notice at least thirty (30) days prior to the due date for payment of such Additional Tax, or within ten (10) business days of having received the foregoing notice from the Executive (whichever is later), that it disagrees with or wishes to contest the inclusion of the Included Amount and/or the amount of the Additional Tax, the Company and the Executive shall consult with each other and their respective tax advisors regarding the amount and payment of any Additional Tax, and it shall be a further condition precedent to the Company's obligations hereunder that the Executive will take all reasonable steps requested by the Company to contest the inclusion of the Included Amount and/or the amount of the Additional Tax resulting from such inclusion, provided that in the event there is a contest with any taxing authority regarding the inclusion and/or the amount of the Additional Tax, the Company shall bear and pay directly all costs and expenses (including additional interest, penalties and legal fees) incurred in connection with any such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, to the extent not otherwise paid hereunder, on the Additional Tax (including any interest and penalties with respect thereto) and the Company's payment of the Executive's costs and expenses hereunder.

(b)Certain Excise Tax Matters Under Section 4999.

(i)Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit by or from the Company or any of its affiliates or successors to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be subject to the Excise Tax (as hereinafter defined in Section 6(b)(iv)) (all such payments and benefits being collectively referred to herein as the “Payments”), then except as otherwise provided in Section 6(b)(ii), the Payments shall be reduced (but not below zero) or eliminated (as further provided for in Section 6(b)(iii) to the extent the Independent Tax Advisor (as hereinafter defined in Section 6(b)(v)) shall reasonably determine is necessary so that no portion of the Payments shall be subject to the Excise Tax.

(ii)Notwithstanding the provisions of Section 6(b)(i), if the Independent Tax Advisor reasonably determines that the Executive would receive, in the aggregate, a greater amount of the Payments on an after-tax basis (after including and taking into account all applicable federal, state, and local income, employment and other applicable taxes and the

Excise Tax) if the Payments were not reduced or eliminated pursuant to Section 6(b)(i), then no such reduction or elimination shall be made notwithstanding that all or any portion of the Payments may be subject to the Excise Tax.

(iii)For purposes of determining which of Section 6(b)(i) and Section 6(b)(ii) shall be given effect, the determination of which of the Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor, provided that the Independent Tax Advisor shall reduce or eliminate, as the case may be, the Payments in the following order (and within the category described in each of the following Sections 6(b)(iii)(A) through 6(b)(iii)(E), in reverse order beginning with the Payments which are to be paid farthest in time except as otherwise provided in Section 6(b)(iii)(D)):

(A)by first reducing or eliminating the portion of the Payments otherwise due and which are not payable in cash (other than that portion of the Payments subject to Sections 6(b)(iii)(D) and 6(b)(iii)(E);

(B)then by reducing or eliminating the portion of the Payments otherwise due and which are payable in cash (other than that portion of the Payments subject to Sections 6(b)(iii)(C), 6(b)(iii)(D) and 6(b)(iii)(E));

(C)then by reducing or eliminating the portion of the Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are payable in cash;

(D)then by reducing or eliminating the portion of the Payments otherwise due that represent equity-based compensation, such reduction or elimination to be made in reverse chronological order with the most recent equity-based compensation awards reduced first; and

(E)then by reducing or eliminating the portion of the Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are not payable in cash.

(iv)The Independent Tax Advisor shall provide its determinations, together with detailed supporting calculations and documentation, to the Parent, Company, and the Executive for their review no later than ten (10) days after the Date of Termination. The determinations of the Independent Tax Advisor under this Section 6(b) shall, after due consideration of the Parent’s, Company’s, and the Executive’s comments with respect to such determinations and the interpretation and application of this Section 6(b), be final and binding on all parties hereto absent manifest error. The Parent, Company, and the Executive shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 6(b).

(v)For purposes of this Section 6(b), “Independent Tax Advisor” shall mean a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to Executive (Executive’s acceptance not to be unreasonably withheld), and all of whose fees and disbursements shall be paid by the Company.

(vi)As used in this Agreement, the term “Excise Tax” means, collectively, the excise tax imposed by Section 4999 of the Code, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts.

7.Confidential Information.

(a)Company Provided Access to Confidential Information and Company Relationships. The Company will provide the Executive with access to trade secret, proprietary and confidential information of the Key Companies, including, without limitation, information pertaining to the Key Companies': current and future business plans; corporate opportunities; operations; acquisition, merger or sale strategies; research and development; production methods, strategies and forecasts; product and service line development, plans and strategies; marketing plans, goals and strategies; non-public cost and pricing structure information, pricing and profit margins, profitability data; operation and production procedures and results; partners, partnership or other business arrangements or agreements with third parties; the identities of customers (including names, addresses and telephone numbers of customers); customer lists; customer information; customer sales volumes; personnel information; and technical information relating to the intellectual property and other equipment products or services of the Key Companies (collectively, “Confidential Information”). Additionally, the Company will provide to the Executive, access to, and the opportunity to develop, business relationships with the Key Companies' customers, clients, vendors and partners, with whom the Key Companies have developed goodwill and to which the Executive would not otherwise have access (collectively “Company Relationships”).

(b)Value of Confidential Information and Access to Company Relationships; Non- Disclosure. The Executive acknowledges that the Key Companies' business is highly competitive and that the Confidential Information and Company Relationships that the Company promises to provide the Executive are valuable, special, and unique assets of the Key Companies which the Key Companies use in their business to obtain a competitive advantage over their competitors which do not know or use this information. The Executive further acknowledges that protection of the Confidential Information and Company Relationships against unauthorized disclosure and use is of critical importance to the Key Companies in maintaining their competitive position. The Executive hereby agrees that Executive will not, at any time during or after the Employment Term, without the Company's prior written consent, for the Executive's own benefit or the benefit of any third party, disclose, use, communicate or divulge any Confidential Information, or exploit commercially Company Relationships, except in the ordinary course of properly performing the Executive's duties for the Company, unless such Confidential Information becomes public information through no fault or act of the Executive.

(c)Third-Party Information. The Executive acknowledges that, as a result of the Executive's employment by the Company, the Executive will have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, and the like, of the Key Companies. The Executive agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

(d)Return of Materials. All written or electronic or other data or materials, records and other documents made by, or coming into the possession of, the Executive during the Employment Term or thereafter which contain or disclose Confidential Information and/or Company Relationships shall be and remain the exclusive property of the Company. At any time upon request by the Company, or upon termination of the Executive's employment by the Company for any reason (even without request by the Company), the Executive shall promptly deliver to the Company, or, with the Company's written consent, destroy, the same and all copies, derivatives and extracts thereof, in the Executive's possession or custody (whether prepared by the Executive or others).

(e)Breach of this Section. The Executive understands and agrees that the restrictions in this Section 7 do not terminate upon the expiration of the Employment Term. The Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Section 7 by the Executive, and the Parent or Company shall be entitled to enforce the provisions of this Section 7through specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 7, but shall be in addition to all remedies available at law or in equity to the Company or Parent.

8.Limitation on Competition.

In order to enforce the Executive's obligations in Section 7, and in consideration for the promises of the Company in Section 7, which Executive acknowledges the receipt and sufficiency thereof, Executive hereby agrees that during his employment and the twelve (12) month period following termination of his employment:
(a)the Executive shall not, without the Company's prior written consent, for any Competitive Business (as defined below) which conducts business or operations in any Competitive Market Area (as defined below):

(i)hold the same or a substantially similar position held by the Executive with the Company at the time of the Executive's termination of employment from the Company, or during the immediately preceding twelve (12) months; or

(ii)serve as an officer, director, employee, consultant/contractor or advisor if serving in such capacity will result in Executive's use or disclosure (actual or inadvertent) of Confidential Information; or

(iii)be an investor, lender, stockholder, partner, joint venturer, or owner provided, however, that the Executive may own not more than five (5%) percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market; and

(b)the Executive shall not, directly or indirectly, without the Company's prior written consent: (i) solicit (other than by way of generalized employment advertising undertaken in the ordinary course of business) the service of, or employ or seek to employ, any employee of the Key Companies for the Executive's own benefit or for the benefit of any person or entity other than the Key Companies; (ii) entice away any employee of the Key Companies, or in any other manner induce, encourage, or influence any such employee to leave employment with the Key Companies; or (iii) engage or employ, or cause any other person or entity other than the Key Companies to engage or employ, any former employee of the Key Companies whose termination of employment with the Key Companies occurred less than six (6) months prior to such employment by the Executive for his own benefit or for the benefit of any person or entity other than the Key Companies; and

(c)the Executive shall not, directly or indirectly: (i) initiate contact with or solicit competing business from any customer, supplier or contractor of the Key Companies, including any prospective customer, supplier or contractor which the Key Companies is actively pursuing as of the date of the Executive's termination of employment, provided, however, that the Executive had direct contact or business dealings with such existing or prospective customer, supplier or contractor, or about whom the Executive has Confidential Information; (ii) entice away from the Key Companies any such existing or prospective customer, supplier or contractor of the Key Companies, or in any other manner induce, encourage or influence, or attempt to induce, encourage or influence, any such existing or prospective customer, supplier or contractor of the Key Companies to divert present or future business away from the Key Companies, to reduce the amount or volume of current or future business given or provided to the Key Companies, to terminate or breach any agreement or arrangement with the Key Companies, or otherwise to cease doing business with the Key Companies; or (iii) induce, encourage or influence, or attempt to induce, encourage or influence, any such existing or prospective customer, supplier or contractor of the Key Companies, not to enter into any agreement or arrangement with the Key Companies or not to do business with the Key Companies.

As used herein, the term “Competitive Business” shall mean any business engaged in: (1) Well Servicing and Production Services, which includes rig-based services (including maintenance, workover and recompletion of existing oil and gas wells; completion of newly drilled wells; plugging and abandonment of wells); fluid management services (including oilfield transportation and produced water disposal services); coiled tubing operations; Fishing Services (including recovery of lost or stuck equipment in a wellbore); and Rental Services of equipment provided by the Key Companies, or rental of equipment which perform similar or comparable functions as equipment provided by the Key Companies; and (2) any other lines of business, products, or services offered by, engaged in, or conducted by, any of the Key Companies as of the date of the Executive's termination of employment from the Company; and (3) lines of business, products, or services if, on the date of the Executive's termination of employment or within the preceding twelve (12) months, the Key Companies were actively investigating with a view to conducting, or pursuing a plan to conduct, (and continue to be interested in pursuing such other line of business, product, or service), provided, however, that the Executive was directly or indirectly (through the supervision of others) involved with such investigation or plan, or has Confidential Information about such investigation or plan.
As used herein, the term “Competitive Market Area” shall include any geographic region productive or thought to be productive of oil, gas or other minerals: (1) wherein the Key Companies, on the date of the Executive's termination of employment hereunder, conduct business, or provide or market their products or services; or (2) wherein as of the date of the Executive's termination of employment, or within the preceding twelve (12) months, the Key Companies were actively investigating with a view to conducting, or pursuing a plan to conduct, business, or to provide, or market, products or services in such geographic region (and continue to maintain an interest in providing products or services in that geographic region), provided, however, that the Executive was involved, directly or indirectly (through the supervision of others) in such investigation or plan, or the Executive has Confidential Information related to such investigation or plan.
The Executive agrees and acknowledges that any breach or anticipatory breach by the Executive of any of the provisions of this Section 8 would cause the Key Companies irreparable injury not compensable by monetary damages alone and that, accordingly, in any such event, the Key Companies shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach without the necessity of showing irreparable injury (and the Executive hereby consents to the issuance thereof without bond by a court of competent jurisdiction).

9.Enforceability.

If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable and any limitation on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be a part thereof. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.
10.The Executive's Legal Expenses.

The Company shall pay the Executive's reasonable fees for legal and other related expenses associated with any disputes arising hereunder or under any other agreements, arrangements or understandings regarding the Executive's employment with the Company (including, without limitation, all agreements, arrangements and understandings regarding bonuses, Equity-Based Incentives, employee benefits or other compensation issues) if a court of competent jurisdiction renders a final judgment in favor of the Executive on the issues in such dispute, from which there is no further right of appeal. If it shall be determined in such judicial adjudication that the Executive is successful on some of the issues in such dispute, but not all, then the Executive shall be entitled to receive reimbursement for a portion of such legal fees and other expenses as shall be appropriately prorated. For purposes of this Section 10, the phrase “reasonable fees for legal and other related expenses” shall mean only the reasonable fees incurred by the Executive for legal and other related expenses, to the extent and only to the extent to which either (a) the reimbursement or payment of such fees and expenses by the Company does not constitute “compensation” within the meaning of that word where it appears in the phrase “a legally binding right during a taxable year to compensation” in the first sentence of Treas. Reg. § 1.409A-1(b)(1); or (b) the reimbursement or payment of such fees and expenses by the Company is a settlement or award resolving bona fide legal claims based on wrongful termination, employment discrimination, the Fair Labor Standards Act, or worker's compensation statutes, including claims under applicable Federal, state, local, or foreign laws, or for reimbursements or payments of reasonable attorneys' fees or other reasonable expenses incurred by a service provider related to such bona fide legal claims described in Treas. Reg. § 1.409A-1(b)(10).
11.Notices.

All notices which the Company is required or permitted to give to the Executive shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Executive at his primary residence, or at such other place as the Executive may from time to time designate in writing, or by personal delivery to the Executive, or by facsimile to the Executive with oral confirmation of his receipt and with a copy immediately sent to the Executive by first class U.S. Mail, and to counsel for the Executive as may be requested in writing by the Executive from time to time. All notices which the Executive is required or permitted to give to the Company shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Company at 1301 McKinney, Suite 1800, Houston, Texas 77010, or at such other address as the Company may from time to time designate in writing, or by personal delivery to the Chief Executive Officer of the Company, or by facsimile to the Chief Executive Officer with oral confirmation of his receipt and with a copy immediately sent to the Chief Executive Officer by first class U.S. Mail, and to counsel for the Company as may be requested in writing by the Company. A notice will be deemed given upon personal delivery, the mailing thereof or delivery to an overnight courier for delivery the next business day, or the oral confirmation of receipt by facsimile, except for a notice of change of address, which will not be effective until receipt, and except as otherwise provided in Section 5(a) hereof.
12.Waivers.

No waiver by either party of any breach or nonperformance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement. Any waiver of any provision of this Agreement must be in writing and signed by the party granting the waiver.
13.Headings; Other Language.

The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, as the context may require, the singular includes the plural and the singular, the masculine gender includes both male and female reference, the word “or” is used in the inclusive sense and the words “including,” “includes,” and “included” shall not be limiting. As used herein, the term “Subsidiary” shall mean any corporation or other entity the voting equity of which the Company or another Subsidiary holds at least fifty percent.
14.Tax Withholding.

The Executive acknowledges and agrees that any or all payments under this Agreement may be subject to reduction for tax and other required withholdings.
15.Counterparts.

This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.
16.Agreement Complete; Amendments.

This Agreement, together with the Exhibits hereto, the agreements referred to herein, and the instruments, agreements, plans, resolutions and other documents pursuant to which any Equity-Based Incentives are held (now or in the future) by the Executive, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by all of the Parties hereto, provided, however, that the immediately foregoing provision shall not prohibit the termination of rights and obligations under this Agreement which termination is made in accordance with the terms of this Agreement.
17.Benefit of the Successors and Permitted Assigns of the Respective Parties Hereto.

This Agreement and the rights and obligations hereunder are personal to the Parties and are not assignable or transferable to any other person, firm or corporation without the consent of the other party, except as contemplated hereby; provided, however, in the event of the sale, merger or consolidation of the Company, whether or not the Company is the surviving or resulting corporation, the transfer of all or substantially all of the assets of the Company, or the voluntary or involuntary dissolution of the Company, then the surviving or resulting corporation or the transferee or transferees of the Company's assets shall be bound by this Agreement and the Company shall take all actions necessary to ensure that such corporation, transferee or transferees are bound by the provisions of this Agreement; and provided, further, this Agreement shall inure to the benefit of the Executive's estate, heirs, executors, administrators, personal and legal representatives, distributees, devisees, and legatees. Notwithstanding the foregoing provisions of this Section 17, the Company shall not be required to take all actions necessary to ensure that a buyer, survivor, transferee or transferees of the Company's assets (“Transferee”) are bound by the provisions of this Agreement and such Transferee shall not be bound by the obligations of the Company under this Agreement if the Company shall have (a) paid to the Executive or made provision satisfactory to the Executive for payment to him of all amounts which are or may become payable to him hereunder in accordance with the terms hereof and (b) made provision satisfactory to the Executive for the continuance of all benefits required to be provided to him in accordance with the terms hereof, in each case as if the Executive had been terminated without Cause in anticipation of a Change in Control.
18.Governing Law.

This Agreement will be governed and construed in accordance with the laws of Texas applicable to agreements made and to be performed entirely within such state, without giving effect to any choice or conflicts of laws principles which would cause the application of the domestic substantive laws of any other jurisdiction.
19.Survival.

The covenants, agreements, representations, warranties and provisions contained in this Agreement that are intended to survive the termination of the Employment Term shall so survive such termination.
20.Compliance with Code Section 409A.

(a)The Company and the Executive intend the terms of this Agreement to be in compliance with Code Section 409A. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including, but not limited to, consequences related to Code Section 409A. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner that avoids a violation of Code Section 409A.

(b)Notwithstanding any provision of this Agreement, if the payment of any amount under this Agreement would cause an amount to be included in the Executive's taxable income under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A(a)(2)(B), then any such payment that the Executive would otherwise be entitled to during the first six months following the date of the Executive's Separation From Service shall be accumulated and paid on the date that is six months after the date of the Executive's Separation From Service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid without causing any amount to be included in the Executive's taxable income under Code Section 409A.

(c)If the Executive believes he is entitled to a payment or benefit pursuant to the terms of this Agreement (or any other arrangement between the Company and the Executive) that was not timely paid or provided, and such payment or benefit is considered deferred compensation subject to the requirements of Code Section 409A, the Executive acknowledges that to avoid an additional tax on such payment or benefit pursuant to the provisions of Code Section 409A, the Executive must make a reasonable, good faith effort to collect such payment or benefit no later than ninety (90) days after the latest date upon which the payment could have been timely made or benefit timely provided without violating Code Section 409A, and if not paid or provided, must take further enforcement measures within one hundred eighty (180) days after such latest date.

(d)Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.

(e)For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)The following rules shall apply to any payment under this Agreement which is treated as a “reimbursement payment” under Code Section 409A: (i) the amount eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year; (ii) the Executive shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which the expenses were incurred; (iii) the Company shall make such reimbursement payments not later than the end of the calendar year following the calendar year during which the expenses were incurred; and (iv) the Executive's right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.

(g)The terms of this Agreement shall be construed and administered in a manner calculated to avoid the inclusion of any amount in Executive's gross income under Code Section 409A, and any provisions regarding the timing of payments shall have an effective date of August 1, 2005, as required by Code Section 409A.

The Company and the Executive each acknowledge and agree that this Agreement has been reviewed and negotiated by such party and its or his counsel, who have contributed to its revision, and the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it.
IN WITNESS WHEREOF, the Parties have executed this Agreement, this 25th day of April, 2016.
THE PARENT:

KEY ENERGY SERVICES, INC.

By:	/s/ Scott P. Miller
Scott P. Miller
Sr. Vice President, Operational Service and Chief Administrative Officer

THE COMPANY:

KEY ENERGY SERVICES, LLC

By:	/s/ Scott P. Miller
Scott P. Miller
Sr. Vice President, Operational Service and Chief Administrative Officer

THE EXECUTIVE

/s/ Robert Drummond
Robert Drummond

EXHIBIT A
Company Paid Coverages

1.    Executive Health Reimbursement Plan. Out-of-pocket costs that would otherwise be payable by Executive with respect to medical and dental expenses for Executive and Executive's covered dependents, shall be reimbursed under the terms of, and subject to all applicable limitations set forth in, the Company's Executive Health Reimbursement Plan, as that may be amended from time to time.
2.    Long Term Disability Insurance. Salary continuation benefit for total disability. Benefit commences with ninetieth day of disability and continues to a maximum of age sixty-five. Annual maximum benefit shall be 60% of the Base Salary. Coverage offered only while employed.
3.    Director and Officer Liability Insurance, during the Employment Term.
4.    Voluntary annual physicals at the Executive's option, during the Employment Term, with a report by the examining physician, if requested, to the Board regarding the Executive's ability to perform job related functions.

EXHIBIT B
Definition of “Change in Control” of the Parent

The occurrence of any of the following shall constitute a “Change in Control” of Key Energy Services, Inc. (referred to herein in Exhibit B as the “Parent”):
(a)    If any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as from time to time in effect (the “Exchange Act”), or any successor provision), other than the Parent, becomes the beneficial owner directly or indirectly of more than fifty percent (50%) of the outstanding Common Stock of the Parent, determined in accordance with Rule 13d-3 under the Exchange Act (or any successor provision), or otherwise becomes entitled to vote more than fifty percent (50%) of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Parent;
(b)    If the Parent is subject to the reporting requirements of Sections 13 or 15(d) (or any successor provision) of the Exchange Act, and any person (as defined in Section 3(a)(9) of the Exchange Act, or any successor provision), other than the Parent, purchases shares pursuant to a tender offer or exchange offer to acquire Common Stock of the Parent (or securities convertible into or exchangeable for or exercisable for Common Stock) for cash, securities or any other consideration, if after consummation of the offer, the person in question is the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding Common Stock of the Parent, determined in accordance with Rule 13d-3 under the Exchange Act (or any successor provision);
(c)    If the stockholders or the Board approve any consolidation or merger of the Parent (i) in which the Parent is not the continuing or surviving corporation unless such merger is with a Subsidiary at least fifty percent (50%) of the Voting Power of which is held by the Parent or (ii) pursuant to which the holders of the Parent's shares of Common Stock immediately prior to such merger or consolidation would not be the holders immediately after such merger or consolidation of at least a majority of the voting power of the Parent;
(d)    The stockholders or the Board shall have approved any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Parent;
(e)    Upon the election of one or more new directors of the Parent, a majority of the directors holding office, including the newly elected directors, were not nominated as candidates by a majority of the directors in office immediately before such election.
As used in this definition of “Change in Control,” “Common Stock” means the Common Stock, or if changed, the capital stock of the Parent as it shall be constituted from time to time entitling the holders thereof to share generally in the distribution of all assets available for distribution to the Parent's stockholders after the distribution to any holders of capital stock with preferential rights.

EXHIBIT C
SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement and Release”) is made and entered into by Robert Drummond (“Executive”), Key Energy Services, Inc. (“Parent”) and Key Energy Services, LLC (“Employer”);

WHEREAS, Executive entered into an Employment Agreement on ____________, with the Parent and the Employer (the “Employment Agreement”);

WHEREAS, Executive served as the Parent’s President and Chief Operating Officer since ___________;

WHEREAS, Employer has decided based on its knowledge as of the Notice Date, to terminate Executive’s employment for reasons “Other than for Cause” pursuant to Section 5(a) of the Employment Agreement;

WHEREAS, on ____________ (the “Notice Date”), Parent and Employer gave Executive ninety (90) days’ notice of his termination, in accordance with Section 5(a) of the Employment Agreement (“Notice Period”), and the termination will become effective on ___________ (the “Termination Date”);

WHEREAS, in accordance with Section 5(a) of the Employment Agreement, during the Notice Period, the Employer reserves the right to convert the termination to a “Cause” termination (as defined in the Employment Agreement), subject to the procedural safeguards specified in the Employment Agreement, and such termination will render this Agreement and Release null and void;

WHEREAS, Executive will be deemed to have resigned from all positions as an officer of Parent and any of its subsidiaries or affiliates as of the Notice Date;

WHEREAS, the Parent’s Chief Executive Officer will direct Executive’s services to Employer during the Notice Period;

WHEREAS, Executive’s base salary on the date this Agreement and Release was given to Executive was $______________;

WHEREAS, Executive was eligible during his employment to participate in all of Employer’s cash performance compensation plans (collectively, the “Performance Cash Compensation Plans”);

WHEREAS, Executive was eligible during his employment to participate in awards of stock options, restricted stock, deferred stock, stock appreciation rights and other equity-based incentives (collectively, “Equity-Based Incentives”) under the terms of the 2007 Equity Cash and Incentive Plan, 2009 Equity Cash and Incentive Plan, and 2012 Equity Cash and Incentive Plans (collectively referred to herein as the “Equity Cash and Incentive Plans”);
WHEREAS, in consideration of the mutual promises set forth in this Agreement and Release, Executive and Employer agree as follows:

1.    Payment by Employer. As consideration for signing, and not revoking, this Agreement and Release, Employer agrees to pay Executive the gross amount of $____________.00 (“Severance Compensation”). The Severance Compensation will be payable in twenty-four (24) substantially equal monthly installments (“Severance Period”) commencing at the end of the calendar month in which the Termination Date occurs.

2.    Release by Executive. In consideration of the Severance Compensation paid to Executive as described in this Agreement and Release, and in lieu of any other benefits, as a full and final settlement, Executive releases and discharges Employer and Parent and all of Employer’s and Parent’s past, present and future officers, directors, principals, agents, employees, investors, attorneys, shareholders, founders, administrators, divisions, subsidiaries, parents, holding companies, affiliates, predecessors, successors, predecessors, assigns, insurers, compensation and benefit plans and administrators, trustees, fiduciaries, and insurers of such compensation and benefit plans, from any and all claims and causes of action (except for claims arising specifically from a breach of this Agreement and Release), whether known or unknown, arising out of or related to Executive’s employment with Employer, and any other events or transactions involving Employer or Parent which precede the date of this Agreement and Release. The entities released in the foregoing sentence shall be referred to collectively as the “Released Parties.” The claims and causes of action released by Executive include, but are not limited to, the following: contract claims; claims for salary, benefits, bonuses, stocks, severance pay, commissions, or vacation pay; claims or causes of action pertaining to any and all negligence and tort claims; all matters in law, in equity, or pursuant to statute, including damages, attorney’s fees, costs and expenses; and, without limiting the generality of the foregoing, to all claims arising under the Age Discrimination in Employment Act as amended; the Older Workers’ Benefit Protection Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; 42 U.S.C. § 1981; the Employee Retirement Income Security Act; Genetic Information Nondiscrimination Act; Chapter 21 et seq. of the Texas Labor Code; or any other federal, state, or local law, statute, or ordinance affecting Executive’s employment with Employer; claims arising pursuant to any law, statute, ordinance, rule or regulation, including, but not limited to, the previously mentioned federal law claims and claims under state law; and any and all other claims that were ever made the basis of, or could have been made the basis of, any claims against the Released Parties in any legal proceeding.

This Agreement and Release does not apply to any claims or rights that may arise after the date that Executive signs this Agreement and Release, to vested rights under Employer’s employee benefit plans, if any, and as applicable, or to claims that the controlling law clearly states may not be released.

Nothing in this Agreement and Release generally prevents Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or any other federal, state, or local agency charged with the enforcement of any employment laws. Despite this, by signing this Agreement and Release, Executive is waiving his right to monetary recovery based on claims asserted in such a charge or complaint.

3.    Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act Release.

ADDITIONALLY, THIS AGREEMENT AND RELEASE SPECIFICALLY WAIVES ALL OF EXECUTIVE’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 621 et seq.), AS AMENDED, AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT, AS AMENDED. IN CONNECTION WITH THIS WAIVER, Executive acknowledges and agrees to the following:

(a)    I am waiving rights or claims under the Age Discrimination in Employment Act in exchange for consideration that is in addition to anything of value to which I already am entitled.

(b)    I have had ample opportunity to consult with an attorney prior to executing this Agreement and Release. Employer advised me and encouraged me in writing herein to consult with an attorney prior to signing this Agreement and Release.

(c)    I have carefully read and fully understand all of the provisions and effects of this Agreement and Release and I knowingly and voluntarily (of my own free will) entered into all of the terms set forth in this Agreement and Release.

(d)    I knowingly and voluntarily intend to be legally bound by all of the terms set forth in this Agreement and Release.

(e)    I relied solely and completely upon my own judgment or the advice of my attorney in entering into this Agreement and Release.

(f)    I further understand that I have been given at least twenty-one (21) days to consider the terms of this Agreement and Release before signing it. The parties agree, however, that any changes to the terms or conditions of this Agreement and Release (whether material or immaterial) will not restart the running of the twenty-one (21) day period.

(g)    If I sign this Agreement and Release prior to the end of the twenty-one (21) day time period, I certify that, in accordance with 29 CFR § 1625.22(e)(6), I knowingly and voluntarily decided to sign the Agreement and Release after considering it less than twenty-one (21) days and my decision to do so was not induced by the Released Parties through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period. I have not been asked by the Released Parties to shorten my time period for consideration of whether to sign this Agreement and Release. If I decide to sign this Agreement and Release prior to the end of the twenty-one (21) day time period, the Released Parties may expedite the processing of benefits provided to me in exchange for signing this Agreement and Release.

(h)    I understand that I may change my mind and revoke this Agreement and Release at any time within seven (7) days after I sign it by sending notice of revocation to the attention of Katherine I. Hargis, Vice President, Chief Legal Officer, and Secretary by fax and certified mail, return receipt requested, to Key Energy Services, Inc., 1301 McKinney, Suite 1800, Houston, Texas 77010 facsimile: 713.651.4559. I understand that this Agreement and Release shall not become effective or enforceable until after the seven (7) day revocation period has expired and that the earliest I will receive benefits would be the eighth (8th) day after I sign this Agreement and Release.

(i)    I understand that following the seven (7) day revocation period, this Agreement and Release will be final and binding. I promise that I will not pursue any claim that I have settled by this Agreement and Release. If I break this promise, I agree to pay all of the Released Parties’ costs and expenses (including reasonable attorney’s fees) related to the defense of any claims except this promise not to sue does not apply to claims that I may have under the Older Workers’ Benefit Protection Act and the Age Discrimination in Employment Act. Although I am releasing claims that I may have under the Older Workers’ Benefit Protection Act and the Age Discrimination in Employment Act, I understand that I may challenge the knowing and voluntary nature of this Agreement and Release under the Older Workers’ Benefit Protection Act and the Age Discrimination in Employment Act before a court, the EEOC, the NLRB, or any other federal, state, or local agency charged with the enforcement of any employment laws. I understand, however, that if I pursue a claim against the Released Parties under the Older Workers’ Benefit Protection Act and/or the Age Discrimination in Employment Act, a court has the discretion to determine whether the Released Parties are entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by me in the court proceedings. A reduction never can exceed the amount I recover, or the consideration I received for signing this Agreement and Release, whichever is less. I also recognize that the Released Parties may be entitled to recover costs and attorneys’ fees incurred by them as specifically authorized under applicable law.

(j)    I am, through this Agreement and Release, releasing the Released Parties from any and all claims I may have against the Released Parties, relating to my employment and separation, including claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 6721, et seq.). My initials below, following the present paragraph of this Agreement and Release, evidence my understanding and voluntary waiver of all claims against the Released Parties, including, but not limited to, those pursuant to the Age Discrimination in Employment Act, the Texas Labor Code, and the Older Workers’ Benefit Protection Act.

Initials: ____________________

4.    Acknowledgments. Executive acknowledges and agrees that he has received all compensation due to him as a result of services performed for the Employer including, but not limited to, all base salary payments through the Termination Date; all wages; any prior fiscal year bonuses earned, but not paid; any gross up payments that were due; fringe benefits; payments under all group insurance plans; accrued but unused vacation/paid time off; housing allowances; relocation costs; interest; severance; reimbursable expenses; payments under the Performance Cash Compensation Plans; payments under the Equity-Based Incentives; stock; stock options; vesting; and any and all other benefits and compensation due to Executive. Executive further acknowledges that he has reported to the Employer any and all work-related injuries incurred by him during his employment with Employer. Executive also acknowledges that he has been properly provided any leave of absence because of his health condition, a family member’s health condition, or workplace injury, and has not been subjected to any improper treatment, conduct, retaliation, or actions due to a request for or taking such leave.

5.    Clawback Provision. If the Employer, during the Notice Period, converts the termination to “Cause,” as defined in the Employment Agreement, Executive shall repay to the Employer the amount of Severance Compensation the Employer paid to Executive from the Termination Date through the date on which the Employer determined that Executive engaged in conduct that constitutes Cause.  In addition, if Severance Compensation has not been paid in full as of the date it is determined that Executive has engaged in conduct that constitutes Cause, no further Severance Compensation shall be due to Executive after such date.  If any repayment is due the Employer, Executive agrees that the amount of the refund due is payable in full immediately via personal check. Executive further agrees, subject to the requirements of applicable law, to permit the Employer to deduct any amount due to the Employer pursuant to this paragraph from any monies or benefits due to Executive, including wages, bonuses, reimbursements or expenses, and any remaining amounts following such deductions are Executive’s responsibility, payable via personal check.
If the Employer brings any action or proceeding to enforce any provision of this paragraph and the Employer prevails in such action or proceeding, Executive agrees to pay all costs of collection, and litigation, together with reasonable attorneys’ fees and interest at the highest rate permitted by applicable law. If Executive prevails in such action or proceeding, the Employer agrees to pay all costs of litigation together with reasonable attorneys’ fees and interest at the highest rate permitted by applicable law.

6.    No Filing of Lawsuit or Other Claims. Executive agrees, promises and covenants that neither he, nor any person, organization, or other entity acting on his behalf, has or will file a lawsuit, charge, claim, sue, cause or permit to be filed, charged or claimed, or participate as a party in any action for damages against any of the Released Parties involving any matter occurring in the past up to the date of this Agreement and Release or involving any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement and Release.

7.    Confidentiality of Agreement and Release. Executive agrees that he shall keep the existence and terms of this Agreement and Release and the amount of Severance Compensation confidential and that he will not disclose, directly or indirectly, such terms to third persons, except that Executive may disclose the terms of this Agreement and Release to his legal advisors and/or spouse, and as to all such persons the disclosure must be made with the condition that the persons receiving such information maintain the information in strict confidence. Executive specifically agrees not to disclose the terms of this Agreement and Release to any present or former employees or contractors of the Released Parties. Executive agrees to make no comment, either generally or specifically, regarding the amount or other terms of the Agreement and Release. Nothing in this paragraph is intended to preclude the parties from disclosing the existence and terms of this Agreement and Release as necessary to enforce its terms or in connection with a claim for breach of this Agreement and Release.
8.    Non-Disparagement.     Executive agrees not to commit any act or make any statement that is, or could reasonably be interpreted as, detrimental to the business, reputation, or good will of the Released Parties including disparaging or embarrassing the Released Parties or their officers, directors, agents, and/or other personnel or employees. Such acts or statements will be considered “Detrimental Activity” as that term is defined in the Equity and Cash Incentive Plans and may result in the cancellation and rescission of Awards under the Equity and Cash Incentive Plans.
9.    No Adverse Cooperation.    Executive agrees not to act in any manner that might damage the business of Released Parties. Executive further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against any of the Released Parties unless under a subpoena or other court order to do so. Executive agrees both to immediately notify Employer upon receipt of any such subpoena or court order, and to furnish, within three business days of its receipt, a copy of such subpoena or other court order to Employer. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints against any of the Released Parties, Executive shall state no more than that he cannot provide counsel or assistance.

10.    Entire Agreement. The Parties agree that this Agreement and Release may not be modified, altered, or changed except by a written agreement signed by both Executive and a duly authorized representative of Employer. Executive and Employer acknowledge that this Agreement and Release constitutes the entire agreement between them and supersedes all prior written and oral agreements aside from Sections 7 and 8 of the Employment Agreement. Executive reaffirms and agrees that for the twelve (12) month time period, during which he is receiving Severance Compensation from Employer, he shall not, without Employer’s prior or written consent, participate or engage in any of the prohibited conduct specified in Section 8(a), 7(b), or 7(c) of the Employment Agreement. Executive further reaffirms and agrees that he shall not, at any time, except with Employer’s prior written consent, disclose, communicate, or divulge any Confidential Information as set forth in Section 7 of the Employment Agreement. If any provision of this Agreement and Release is held to be invalid, the remaining provisions shall not be affected.
11.    Return of Property.    Executive acknowledges that his signature below constitutes his certification that he has delivered to Employer all documents and other items in his possession or custody (whether prepared by Executive or otherwise) that Executive obtained from the Employer companies or their customers, suppliers, or contractors during his employment and which relate to the past, present, or anticipated business and affairs of the Key companies including, without any limitation, any Confidential Information (as that term is defined in Section 8 of the Employment Agreement).
12.    Governing Law. This Agreement and Release shall be governed by the laws of the State of Texas. The Parties also agree that the state and federal courts located in the State of Texas shall have personal jurisdiction over them to hear all disputes arising under this Agreement and Release.
13.    Cooperation with Employer. Executive agrees to cooperate, at the reasonable request of Employer, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings, and/or lawsuits relating to matters occurring during Executive’s period of employment, and to make himself reasonably available upon request for interviews by the Parent and/or its outside counsel as necessary to accomplish this requirement. Employer agrees to reimburse Executive for travel costs and reasonable incidental expenses incurred in connection with such cooperation. Executive acknowledges that any legal fees incurred in connection with such cooperation will be governed by the advancement and indemnification provisions of the Parent’s Directors’ and Officers’ insurance policy, the Parent’s charter documents, and Maryland law.
14.    Counterparts.    This Agreement and Release may be executed in counterparts and by facsimile or email (pdf), and each counterpart, facsimile, or email shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[SIGNATURE PAGE FOLLOWS]

ROBERT DRUMMOND indicates his acceptance by signing below:

/s/ Robert Drummond
Date:	April 25, 2016
KEY ENERGY SERVICES, INC. indicates its acceptance by signing below:

By:	/s/ Scott P. Miller
Date:	April 25, 2016
KEY ENERGY SERVICES, LLC indicates its acceptance by signing below:

By:	/s/ Scott P. Miller
Date:	April 25, 2016